UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 13, 2009

THE READER’S DIGEST ASSOCIATION, INC.
(Exact name of Registrant as Specified in Charter)

Delaware	001-10434	13-1726769
(State of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Reader’s Digest Road Pleasantville, New York 10570
(Address of Principal Executive Offices) (Zip Code)

(914) 238-1000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2009, the Board of Directors (the “Board”) of The Reader’s Digest Association, Inc. (the “Company”), authorized an increase in the size of the Board from eight to ten members and appointed (1) Don Leclair as a director of the Company to fill the vacancy created by the previously-announced expiration of Eric Schrier’s term of service on the Board and (2) Paula Gavin as a director of the Company to fill one vacancy created by the increased size of the Board, each to serve until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation or removal.  There remains one vacancy on the Board.

Neither Mr. Leclair nor Ms. Gavin was appointed to the Board pursuant to any arrangements or understandings between them and any other person, and no related party transaction with either of them exists.  The Board also appointed Mr. Leclair and Ms. Gavin to a newly-formed Special Committee of the Board.

Mr. Leclair, age 57, retired from Ford Motor Company in 2008.  He joined Ford in 1976, serving in various financial roles, most recently as Chief Financial Officer from August 2003 to November 2008.  Prior to holding the CFO position, Mr. Leclair served as Ford’s Corporate Controller from November 2001 to July 2003, and as the Controller of its North American Automotive Operations from October 2000 to October 2001.

Ms. Gavin, age 63, has served as the President of National Urban Fellows, Inc. since June 2007.  From September 2004 to June 2007, Ms. Gavin was the CEO for the New York City Center for Charter School Excellence, a nonprofit organization that promotes the development of charter schools, and she served as the President and CEO of the YMCA of Greater New York from 1990-2004.  Prior to her position with the YMCA, Ms. Gavin held multiple executive positions with AT&T, before being named Vice President of Network Operations where she supervised business planning, finance, and personnel and training for AT&T’s operational unit of 60,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE READER'S DIGEST ASSOCIATION, INC.

By: /s/ Andrea R. Newborn
Andrea R. Newborn
Date: July 17, 2009	Senior Vice President, General Counsel and Secretary